Exhibit 99.1

       G&K Services Reports Fiscal 2005 Third Quarter Results;
        Company Posts Double-Digit Revenue and Earnings Growth;
              Organic Rental Growth Continues to Improve

    MINNEAPOLIS--(BUSINESS WIRE)--May 3, 2005--G&K Services, Inc. (Nasdaq:GKSRA), today reported record revenue for the third quarter ended April 2, 2005 of $203.8 million, up 13.8 percent over $179.0 million reported in the third fiscal quarter last year. Earnings per diluted share totaled $0.49 for the quarter, a 14.0 percent increase compared to $0.43 during the prior-year quarter. Earnings for the quarter included a charge of approximately $0.02 per diluted share associated with severance and recruiting costs. This charge was not included in the company's earnings guidance for the third quarter.
    "Our third quarter results marked continued progress toward our growth and operational objectives," said Richard Marcantonio, G&K's president and chief executive officer. "For the first time in the history of the company, we posted quarterly revenue of more than $200 million. Our revenue growth initiatives, both from acquisitions and improved organic growth, continue to build momentum. From an earnings perspective, we are balancing our goal of increasing earnings with the need to invest in the long-term future of the company."
    For the nine months ended April 2, 2005, revenue was $581.4 million compared to $540.2 million during the prior-year period, an increase of 7.6 percent. Earnings per diluted share were $1.42, up
14.5 percent over last year.

    Income Statement Review

    Third quarter revenue from G&K's rental business increased to $188.1 million, up 8.4 percent over the prior-year period. The company's organic industrial rental growth rate was approximately 1.5 percent in the third quarter, an improvement of 250 basis points compared to the organic growth rate in the second quarter of fiscal 2005. Organic rental growth has continued to improve over the past year as a result of the company's growth initiatives and modest improvements in economic conditions. Direct sale revenue increased to $15.7 million, up 186.6 percent over the prior-year quarter and up approximately 65.0 percent on an organic basis. The growth of direct sale revenue for the quarter was driven by the acquisition of Lion Uniform Group and stronger than normal organic growth in G&K's direct sale unit. The organic growth rates are calculated using industrial rental and direct sale revenue, respectively, adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results.
    "We are pleased to report a strong improvement in our rental organic growth rate, significantly ahead of our stated goal to return to positive growth by the end of fiscal 2005," Marcantonio said. "Over the past year, we have put increasing attention and resources on improving top-line growth in the business. Our efforts allowed us to reach positive organic growth earlier than expected."
    Gross margin from rental operations for the quarter was 36.6 percent, an improvement over the second quarter of fiscal 2005 and the prior-year quarter. Continued improvements in merchandise costs driven by inventory management initiatives and lower production costs contributed to the increase in gross margin. This benefit was partially offset by increased energy costs compared to the second quarter of fiscal 2005 and the prior-year quarter. Gross margin from direct sales was 23.7 percent compared to 26.1 percent in the prior-year period.
    Selling, general and administrative expenses were 20.9 percent of consolidated revenue, consistent with the same period last year. In absolute dollars, selling, general and administrative expenses were up
13.8 percent over the prior-year due to the company's investment in growth oriented initiatives, additional expenses related to acquired businesses and cost associated with severance and recruiting. As compared to the second quarter of fiscal 2005, selling, general and administrative costs, as a percent of revenue, declined 20 basis points due to greater leverage on increased revenue.

    Balance Sheet and Cash Flow Review

    The company's balance sheet remains strong. Total debt to total capitalization was 33.9 percent as of April 2, 2005 compared to 34.6 percent at the same time last year. Total stockholders' equity increased to $470.0 million.
    Free cash flow, which is cash provided by operating activities less capital expenditures, was $33.6 million for the nine month period ending April 2, 2005. Cash used for property, plant and equipment during the nine month period totaled $10.2 million, down $2.6 million from the same period last year.

    Outlook

    "We remain focused on our strategic vision of being the market leader in enhancing image and safety in the workplace," Marcantonio said. "Our recent performance driven by our internal efforts and the investments we've made over the past couple of years adds to our confidence that we are taking the right steps. Looking forward, the tactical plans to support our strategy require ongoing investment in people, technology and program development. We remain committed to balancing the need to invest in the business with generating earnings growth."
    The company expects fiscal 2005 fourth quarter revenue to range from $203.0 million to $207.0 million and earnings per diluted share from $0.45 to $0.47. This guidance reflects improvement in both revenue and earnings versus the fourth quarter of fiscal 2004, which included an extra week of operations. On a sequential quarterly basis, the guidance reflects higher energy costs, additional investments in the company's growth initiatives and increased integration costs associated with the acquisitions completed during fiscal 2005. The guidance also includes anticipated benefits of the growth initiatives, gradual improvements in the employment markets, and the Canadian currency translation rate remaining at current levels. The guidance does not include the impact of any future acquisitions.
    Based on the guidance for the fourth quarter and excluding the extra week of operations during the prior-year, the company expects fiscal 2005 revenue to grow by approximately 9 percent and earnings to increase by roughly 11 percent over fiscal 2004.

    Conference Call Information

    The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast and can be accessed through the website www.gkservices.com (on the Investor Relations page, click on the webcast icon and follow the instructions). A replay of the call will be available through June 3, 2005.

    Safe Harbor for Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 (the "Act") provides companies with a "safe harbor" when making forward-looking statements as a way of encouraging them to furnish their shareholders with information regarding expected trends in their operating results, anticipated business developments and other prospective information. Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of the Act. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
    Some of the factors that could cause actual results or events to vary from stated expectations include, but are not limited to, the following: unforeseen operating risks; the effects of overall economic conditions and employment; fluctuations in costs of insurance and energy; acquisition integration costs; the performance of acquired businesses; preservation of positive labor relationships; competition, including pricing, within the corporate identity apparel and facility services industry; and the availability of capital to finance planned growth. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 3, 2004.

    About G&K Services, Inc.

    Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.


                CONSOLIDATED STATEMENTS OF OPERATIONS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)

                                  For the Three       For the Nine
                                  Months Ended        Months Ended
                               ---------------------------------------
(U.S. Dollars, in thousands,   April 2,  March 27, April 2,  March 27,
 except per share data)          2005      2004      2005      2004
----------------------------------------------------------------------
Revenues
  Rental operations            $188,064  $173,531  $547,465  $521,431
  Direct sales                   15,746     5,494    33,912    18,736
----------------------------------------------------------------------
    Total revenues              203,810   179,025   581,377   540,167
----------------------------------------------------------------------
Operating Expenses
  Cost of rental operations     119,139   110,382   346,563   331,289
  Cost of direct sales           12,011     4,061    25,348    14,145
  Selling and administrative     42,518    37,353   122,363   114,677
  Depreciation and
   amortization                  10,407     9,865    30,726    29,328
----------------------------------------------------------------------
    Total operating expenses    184,075   161,661   525,000   489,439
----------------------------------------------------------------------
Income from Operations           19,735    17,364    56,377    50,728
  Interest expense                2,891     2,826     8,080     8,914
----------------------------------------------------------------------
Income before Income Taxes       16,844    14,538    48,297    41,814
  Provision for income taxes      6,418     5,524    18,174    15,889
----------------------------------------------------------------------
Net Income                      $10,426    $9,014   $30,123   $25,925
----------------------------------------------------------------------
  Basic weighted average
   number of shares
   outstanding                   20,994    20,767    20,910    20,681
Basic Earnings Per Common
 Share                            $0.50     $0.43     $1.44     $1.25
----------------------------------------------------------------------
  Diluted weighted average
   number of shares
   outstanding                   21,290    20,974    21,186    20,851
Diluted Earnings Per Common
 Share                            $0.49     $0.43     $1.42     $1.24
----------------------------------------------------------------------
Dividends per share             $0.0175   $0.0175   $0.0525   $0.0525


                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries

                                                April 2,
                                                  2005       July 3,
(U.S. dollars, in thousands)                   (Unaudited)    2004
----------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                       $10,864     $26,931
  Accounts receivable, net                         84,458      71,058
  Inventories                                     115,745      94,476
  Prepaid expenses                                 12,127      14,902
----------------------------------------------------------------------
    Total current assets                          223,194     207,367
----------------------------------------------------------------------

Property, Plant and Equipment, net                242,228     240,609
Other Assets                                      425,394     354,771
----------------------------------------------------------------------
                                                 $890,816    $802,747
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                $21,720     $20,511
  Accrued expenses                                 80,610      76,470
  Deferred income taxes                             7,836       7,395
  Current maturities of long-term debt             25,183      24,018
----------------------------------------------------------------------
    Total current liabilities                     135,349     128,394
----------------------------------------------------------------------

Long-Term Debt, net of current maturities         215,794     184,305
Deferred Income Taxes                              40,244      38,256
Other Noncurrent Liabilities                       29,413      26,369
Stockholders' Equity                              470,016     425,423
----------------------------------------------------------------------
                                                 $890,816    $802,747
----------------------------------------------------------------------


           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)

                                                      For the Nine
                                                      Months Ended
                                                   -------------------
                                                   April 2,  March 27,
(U.S. dollars, in thousands)                         2005      2004
----------------------------------------------------------------------
Operating Activities:
  Net income                                        $30,123   $25,925
  Adjustments to reconcile net income to net cash
   provided by operating activities -
  Depreciation and amortization                      30,726    29,328
  Deferred income taxes                                 509       671
  Amortization of deferred compensation -
   restricted stock                                     677       659
  Changes in current operating items, exclusive of
    acquisitions                                    (19,418)   24,758
  Other assets and liabilities                        1,159       308
----------------------------------------------------------------------
Net cash provided by operating activities            43,776    81,649
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment additions, net      (10,194)  (12,790)
  Acquisition of business assets and other          (74,895)  (26,082)
----------------------------------------------------------------------
Net cash used for investing activities              (85,089)  (38,872)
----------------------------------------------------------------------
Financing Activities:
  Proceeds from issuance of long-term debt                -     1,345
  Repayments of long-term debt                      (21,317)   (9,647)
  Proceeds from (repayments of) short-term
   borrowings, net                                   41,200   (24,100)
  Cash dividends paid                                (1,100)   (1,090)
  Sale of common stock                                4,855     3,714
----------------------------------------------------------------------
Net cash provided by (used for) financing
 activities                                          23,638   (29,778)
----------------------------------------------------------------------
(Decrease) Increase  in Cash and Cash Equivalents   (17,675)   12,999
Effect of Exchange Rates on Cash                      1,608       254

Cash and Cash Equivalents:
  Beginning of period                                26,931    11,504
----------------------------------------------------------------------
  End of period                                     $10,864   $24,757
----------------------------------------------------------------------

Supplemental Cash Flow Information:
  Non-Cash Transactions -
    Debt issued in connection with business
     acquisitions                                   $11,890        $-
----------------------------------------------------------------------

    CONTACT: G&K Services, Inc., Minneapolis
             Jeffrey L. Wright, 952-912-5500
             or
             Glenn L. Stolt, 952-912-5500